Exhibit 99.1

Nexvet Secures Biomanufacturing Facility and Receives IDA Ireland Support

DUBLIN, Ireland - 16 September, 2015 — Nexvet Biopharma (Nasdaq: NVET), a veterinary biologics developer, today announced it has secured a dedicated biologics manufacturing facility in Tullamore, Ireland. The transaction is supported by the Irish Government’s Department of Jobs, Enterprise & Innovation through IDA Ireland, their foreign investment agency.

BioNua Limited, a wholly-owned subsidiary of Nexvet, will run business operations at the 20,000 square foot facility, which was previously devoted to producing human biopharmaceuticals. The facility has historically operated under an Investigational Medicinal Products License and a cGMP Manufacturing License from Ireland’s Health Products Regulatory Authority and is equipped with cGMP grade clean rooms, water for injection, purified water, and clean steam generation systems. In addition, the facility is equipped with analytical and development laboratories.

BioNua Limited will pay €1.75 million (US$1.98 million*) to secure the manufacturing assets within the facility and has entered into a 10-year lease on the facility, with an option to purchase the building.

“The opportunity to assume full control of our manufacturing is compelling, as existing manufacturers may face regulatory uncertainties regarding the manufacture of human and veterinary products in the same facility. Securing this facility at a fraction of its replacement cost reduces this uncertainty and will significantly lower our development expenses and ultimately, cost of goods,” said Dr. Mark Heffernan, Chief Executive Officer of Nexvet.

“Jobs are growing in every region of Ireland - at the heart of our jobs plan is accelerating that employment growth. Recently we launched the Midlands Jobs Plan, aimed at building on the progress we’ve made in that region. Biopharma is a sector where Ireland has major strengths and massive potential, and today’s announcement that Nexvet is establishing a new facility in Tullamore and creating up to 30 new jobs is a great boost for Tullamore and the entire Midlands Region. I wish Mark and his team every success with this important project,” said Irish Minister for Jobs, Enterprise and Innovation, Richard Bruton TD.

BioNua will invest in state-of-the-art disposable biopharmaceutical technologies, which have a number of advantages over traditional bioprocessing infrastructure including improved adaptability to product demand, reduced risk of contamination, and a reduction in required capital expenditure.

“Securing this facility is part of our strategic plan for building a vertically integrated biopharmaceutical business in animal health. Our commitment to manufacturing demonstrates our long-term view for these products in this growing industry. We’re excited to join a growing cluster of biopharma developers and manufacturers in Ireland. The Irish Government has shown a strategic focus on this industry as exemplified by their investment in the National Institute for Bioprocessing Research and Training (NIBRT), with which Nexvet has strong ties,” concluded Dr. Heffernan.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly create monoclonal antibodies (“mAbs”) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, through conducting drug discovery in Australia, clinical development in the United States and biomanufacturing in Ireland.

About BioNua (www.bionua.ie)

BioNua is a wholly owned subsidiary of Nexvet Biopharma plc based in Tullamore, Ireland, operating a 20,000 square foot facility which will focus on the manufacture of biopharmaceutical drug substance for clinical trials and commercial products.

About IDA Ireland (http://www.idaireland.com)

Ireland’s inward investment promotion agency, the IDA, is a non-commercial, semi-state body promoting Foreign Direct Investment into Ireland through a wide range of services. It partners with potential and existing investors to help them establish or expand their operations in Ireland. Over the past 60 years IDA Ireland has evolved to become a global force in attracting foreign direct investment to Ireland and a key influencer in the development of the Irish economy and its reputation abroad.

Further information:

Investors

Candice Knoll

Blueprint Life Science Group

+1 415-375-3340 Ext. 105

cknoll@bplifescience.com

Media

David Salisbury

Berry & Company Public Relations

+1 212-253-8881

dsalisbury@berrypr.com

*	Calculated using current exchange rates